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FINISAR CORPORATION
ELECTION FORM
RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE
OFFER TO REPLACE ELIGIBLE OPTIONS
DATED DECEMBER 17, 2007

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC STANDARD TIME, ON JANUARY 18, 2008, UNLESS THE OFFER IS EXTENDED.

Name: **NON-ADMIN USER** Employee ID: **456**

Address: **ADDRESS1 ADDRESS2 ADDRESS3 CITY CA 45645 USA**

Important: Read the instructions to this Election Form **before** completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for replacement by checking the "Yes" box under the "Replace Entire Eligible Portion" column. If you do not want to tender one or more of your Eligible Options for replacement, check the "No" box under the "Replace Entire Eligible Portion" column for those particular options. If you do not clearly mark the "Yes" box with respect to an Eligible Option, your election with respect to that option will default to "No." In that event, such Eligible Option will not be replaced, and you will not become entitled to the special RSUs issuable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with IRC Section 409A in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.

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Indicate your decision to tender your Eligible Options identified below for replacement by checking the "Yes" box under the "Replace Entire Eligible Portion" column. If you do not want to tender one or more of your Eligible Options for replacement, check the "No" box under the "Replace Entire Eligible Portion" column for those particular options. If you do not clearly mark the "Yes" box with respect to an Eligible Option, your election with respect to that option will default to "No." In that event, such Eligible Option will not be replaced, and you will not become entitled to the special RSUs issuable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with IRC Section 409A in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.

Grant Number	Original Grant Date	Current Exercise Price Per Share	Revised Measurement Date	Fair Market Value of Finisar Common Stock on Revised Measurement Date	Total Number of Shares Subject to Outstanding Option	Number of Option Shares Eligible for Replacement in Tender Offer	Replace Entire Eligible Option?
4	Dec 10, 2003	$3.45	Dec 12, 2007	$3.15	750	750	(•) Yes ( ) No
5	Dec 10, 2004	$3.45	Dec 12, 2007	$3.15	750	550	(•) Yes ( ) No
6	Dec 10, 2005	$3.45	Dec 12, 2007	$3.15	750	50	(•) Yes ( ) No

Please note that if an Eligible Option you tender for replacement has an exercise price per share at or above the closing selling price per share of Finisar common stock on the Expiration Date, that option will be canceled on that date and immediately replaced with a new option that is the same as the canceled option, including the same exercise price per share or change to the expiration date, but with a new grant date. Such cancellation and re-grant is necessary in order to avoid adverse taxation of that option under IRC Section 409A.

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